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                                    EXHIBIT 21.1




                            SUBSIDIARIES OF THE COMPANY


MIT Unsecured, Inc., a California corporation, doing business in Tennessee as "Metroplex Real Estate Co. (California)" and elsewhere as "MIT Unsecured, Inc."

MIT Secured, Inc., a California corporation, doing business as "MIT Secured,
Inc."

MJV III Corp., a California corporation, doing business as "MJV III Corp."

MJV IV Corp., a California corporation, doing business as "MJV IV Corp."

MIT-ULP, Inc., a California corporation, doing business as "MIT-ULP, Inc."

MIT-SLP, Inc., a California corporation, doing business as "MIT-SLP, Inc."


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